PROMISSORY NOTE

US$50,000.00	November 10, 2010

FOR VALUE RECEIVED, the undersigned, Innolog Holdings Corporation a Nevada Corporation, (the “Maker”), promises to pay to, an individual, Harry R. Jacobson (the “Payee”), at such place as the Payee may later designate in writing, in lawful money of the United States, the principal sum of Fifty- thousand United States dollars ($25,000.00) in accordance with this promissory note (the “Note”) under the terms set forth herein.

1.  Cash Fee

The outstanding principal balance due under this Note shall bear a flat fee of $5,00.00 paid on or prior to January 10, 2011.

2.  Repayment & Extension

The Maker shall have the right to prepay at any time and from time to time, in advance of maturity, without premium or penalty, all or part of the principal amount of this Note.  Each payment shall be applied to the principal balance due. The maturity date of the Note may be extended by the Maker, at its sole option, for only a one time 90 day extended period or until April 10, 2011.

If the Note is extended by the Maker, the Payee will receive the fee payment of $5,000.00 plus an additional fee payment of $5,000.00 paid at the time of the extension notification of January 10 , 2011. Principal will be only due at the 90 day extension period.

3. Additional Fee

Innolog Holdings Corporation shall issue to Payee 50,000 Warrants with an exercise price of $  0.50 per share with an expiration date of 5 years.  If the Note is extended as stated above for a one time 90 day period, Payee will receive an additional 50,000 Warrants of Innolog Holdings Corporation.

4.  Events of Default

The following shall constitute Events of Default hereunder:

(a)           If Maker defaults in the payment of any amount due on this Note when due and payable hereunder and such default shall continue for a period of five (5) days; and

(b)           If Maker shall (i) make a general assignment for the benefit of creditors, or (ii) apply for or consent to the appointment of a receiver, trustee or liquidator for itself or all or a substantial part of its assets, or (iii) be adjudicated a bankrupt or insolvent, or (iv) file a voluntary petition in bankruptcy or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether Federal or state) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether Federal or state) relating to relief of debtors, or (v) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves an involuntary petition seeking reorganization of Maker, or appoints, pursuant to such a petition, a receiver, trustee or liquidator for it or all or a substantial part of its assets.

5.  Remedies & Guarantor

(a)           Upon the happening of an Event of Default, Payee may, in Payee's sole and absolute discretion and without notice or demand to Maker, declare the entire amount of principal and interest thereon remaining outstanding hereunder immediately due and payable, whereupon, the same shall forthwith become and be due and payable without any presentment, demand or notice of any kind, all of which are expressly waived by Maker.

(b)           If an Event of Default shall occur, the Maker shall pay the Payee, on demand by the Payee, all reasonable costs and expenses incurred by the Payee in connection with the collection and enforcement of this Note, including reasonable attorneys' fees and including additional interest calculated at a 15% per annum interest rate.

(c)           If the Company (Innolog) is successful in raising at least $2.0m of potential new capital prior to Janaury 30, 2011, Payee will be paid through these proceeds.

(d)           If the Payee has not received funds at the time of the Note due or after the extended period, then Payee will have the right to exercise collection from Innovative Logistics Techniques, Inc. (ILT) and ILT will be responsible for all fees and charges due with the collection of this debt.

6.  Miscellaneous

(a)           This Note shall be deemed to be made and entered into under the laws of the Commonwealth of Virginia and for all purposes shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, but not with respect to the law of conflicts.

(b)           This Note shall be binding upon Maker and Maker's successors and assigns and shall inure to the benefit of Payee and Payee's successors and assigns; and each reference herein to Maker or to Payee shall, except where the context shall otherwise require, be deemed to include its respective successors and assigns.  Notwithstanding the foregoing, Maker shall not have any right to assign his obligations hereunder without Payee's prior written consent.

(c)           Any failure by Payee to exercise any right or remedy hereunder shall not constitute a waiver of the right to exercise the same or any other right or remedy at any subsequent time, and no single or partial exercise of any right or remedy shall preclude other or further exercise of the same or any other right or remedy.

(d)           None of the terms and provisions hereof may be waived, altered, modified, or amended except by an agreement in writing signed by Maker and Payee.

IN WITNESS WHEREOF, Maker has caused this Note to be executed as of the day and year first above written.

Innolog Holdings Corporation		Innovative Logistics Techniques, Inc.

By:
	William P. Danielczyk, Chairman	William P. Danielczyk, Chairman